
ORIGINAL
Stryve
BEEF
BILTONG

Q4 2021
SHAREHOLDER REPORT

MONDAY, MARCH 28, 2022

CONTENTS


ZESTY GARLIC
Stryve
BEEF
BILTONG


Stryve

PRELIMINARY FINANCIAL HIGHLIGHTS FOR FOURTH QUARTER 2021 VERSUS PRIOR YEAR PERIOD

- Net sales increased to $6.8million, representing 71.3% growth year-over-year.
  - Strong wholesale gains contributed to 54.4% of net sales, increasing 254.6% year-over-year, including significant new year-over-year distribution across most channels with a particularly strong lift coming from Convenience and Club.
  - Solid performance despite mounting pressures for digital brands, e-commerce contributed to 33.4% of net sales for the quarter, increasing 15.9% year-over-year.
- Gross profit decreased to $0.8 million, representing a 39.3% pullback year-over-year.
  - Gross margin declined to 11.0% from 31.2% in the prior year period, predominately attributable to increased input costs due to macro supply chain challenges.
- Net loss of $12.0 million compared to net loss of $4.5 million in the prior year period.

PRELIMINARY FINANCIAL HIGHLIGHTS FOR FULL YEAR 2021 VERSUS 2020

- Net sales increased to $30.1 million, representing 76.9% growth.
  - Strong wholesale gains contributed to 45.4% of net sales, increasing 122.0% year-over-year, and included new year-over-year distribution across Convenience, Food, Mass, Club, and Dollar channels.
  - Strong e-commerce gains contributed to 36.1% of net sales, increasing 73.0% year-over-year.
- Gross profit increased to $10.3 million, representing 73.9% growth.
  - Gross margin declined to 34.1% from 34.7% in the prior year period.
- Net loss of $32.0 million compared to net loss of $17.5 million in the prior year period.


0g TOTAL SUGAR
CARNE SECA
CHILE LIME
16g PROTEIN
0g TOTAL SUGAR
ORIGINAL
Stryve
BEEF
BILTONG
AIR-DRIED BEEF SLICES
KALAHARI BILTONG
Air Dried, Thinly Sliced Beef
PROTEIN
SUGAR
ROSEMARY TRUFFLE

LETTER FROM THE CEO

Stryve Shareholders,

I am pleased to share with you our first Stryve quarterly shareholder letter. We will use this format going forward to provide quarterly financial, market and business updates. Following the publishing of this letter, we will continue to hold quarterly earnings conference calls to answer any questions. For this inaugural letter (Q4 2021), I will frame the most important factors all investors should understand about Stryve, its category and market, in addition to diving into our Q4 2021 and full-year 2021 financials, strategic milestones and 2022 forecast.

BEEF BILTONG/CARNE SECA – A NEW YET INTERNATIONALLY PROVEN CATEGORY

The irony behind the Stryve story is that we have essentially created and are leading a new U.S. meat snack category with a product that has been perfected and consumed for over 500 years. People throughout the world, especially across Southern Africa (Biltong), Europe and Latin America (Carne Seca), long ago learned that hanging and drying meat in the open air – as opposed to cooking it – was the best way to preserve it. According to the USDA, the scientific principle of preserving food by drying is that by removing moisture, enzymes cannot efficiently contact or react with the food. Drying naturally preserves food from biological action – no nitrates, costly refrigeration, cooking or canning.

For many reasons and despite its popularity abroad, air-dried beef had never been introduced to the U.S. market at scale and penetrated its vast and varied distribution channels until Stryve. Today, we are the fastest growing meat snacking company in the U.S. According to the most recent data from **MULO** and **SPINS**, Stryve is the no. 1 air-dried meat snack in the U.S., our Kalahari brand is the no. 1 air-dried meat snack in the Natural category, and Vacadillos, our newest brand, is the fastest growing air-dried meat snack in the Convenience category. According to **Statista**, the healthy snacking market is expected to reach $110 billion this year, of which $5 billion will comprise meat snacks. The meat snack category is the fastest growing segment within the snacking category (Fona International).



By pioneering a scalable, never cooked, air-drying process and technology through R&D and strategic acquisitions, Stryve was the first to establish a large, scalable U.S. manufacturing facility licensed by the USDA. Since no beef biltong/carne seca products can be imported into the U.S., our USDA approved, SQF level II manufacturing operation based in Madill, Oklahoma, which began in earnest the first quarter of 2019, represents a defensible moat that is not easily replicated.

According to SPINS, our first mover investments have been rewarded with approximately 90% market share of this new U.S. meat snack sub-category of air-dried beef in which our Biltong and Carne Seca brands participate.

NUTRITION PLUS TASTE DRAWS ENTIRELY NEW CUSTOMER BASE TO MEAT SNACK CATEGORY

Having spent my career building and selling nutrition businesses, I am acutely aware of the difficulty in creating a healthy snack for an active lifestyle that also tastes good and is actually edible. Another Stryve irony is there are few products in this country that can match our product as a shelf stable snacking item from a nutritional standpoint – despite all the modern engineering and chemistry going into high protein energy products today. Stryve Biltong and Carne Seca products pack 16g protein per ounce and generally contain zero grams of sugar and no carbs. Our highly competitive nutrition profile is achieved through 100% natural ingredients: never frozen beef, natural spices and vinegar. No irony is needed to understand that the combination of all natural ingredients and spices and the centuries tested air drying process produces a truly tasty product that an entirely new set of consumers are voting for and validating with their wallets.





Adjacent to our biltong and carne seca products on retail shelves resides the vast beef jerky empire. Investors, shareholders and our customers should understand the unique differences between biltong/carne seca and beef jerky. While beef jerky is considered healthier than traditional snacking products, making beef jerky involves a host of additives and processes that we bypass entirely, such as nitrates, sugar, high temperatures and lots of water. These additives, in particular water, add a lot of weight to the product which means they provide less actual meat and protein when compared to our products that weigh less while providing more meat and protein.





Perhaps most interesting is the feedback from buyers that our biltong and carne seca products are bringing incremental consumers to the meat snack aisle. Several have commented that the new consumers, including more women, are lifting the entire category. Many consumers are enticed by the nutrition profile perfectly suited for the high protein keto and paleo friendly diets calling for high protein and zero sugar and carbs. This doesn't come as a surprise to us as we've designed our brands to engage with and appeal to a broad set of consumer types. For example, we see our Stryve brand resonating well with a consumer subset we've deemed "families in motion". From this we're seeing that caregivers are increasingly buying our products in lieu of traditional sugar-laden snacks for their young children, which we believe to be further fueling our record in-store velocity. According to SPINS for the 12-week trailing period as of Feb. 20th, our Vacadillos brand experienced a 401% increase in dollar velocity within c-stores.


0g TOTAL SUGAR
16g PROTEIN
Stryve

FAST GROWING RETAIL DISTRIBUTION

The broad acceptance of Stryve products across an incredibly diverse distribution ecosystem is another powerful phenomenon. Our product can be and are sold just about everywhere: sports arenas, colleges, airports, farm & tractor stores, club, convenience store, supermarkets, truck stops, etc. Our biltong/ carne seca brands enjoy a 12 to 15-month shelf life and appeal to a very dynamic range of customers, cultures and lifestyles.

We are particularly pleased with Stryve's momentum at major retailers and convenience stores both in terms of increasing doors and SKUs. This gives us great optimism that we can grow sales profitability. Stryve's retail traction is exemplified by our new agreements which have - and will - result in continued significant expansion this year of our domestic U.S. distribution footprint and product line penetration.

We are thrilled to announce today that Stryve will be launching our Kalahari brand chainwide into the world's leading natural and organic foods retailer, with more than 510 stores in the US. We expect that customers will begin seeing Stryve products across the entire domestic footprint in May and look forward to building a long-lasting relationship with this new partner. Gaining distribution with this marquee retailer marks a major Stryve milestone as they are the largest natural channel retailer in the U.S.

Our burgeoning partnership with **Costco** is expanding. Stryve's strong performance on shelf in the northwest region of Costco paved the way for our distribution expansion at Costco warehouses in Arizona and business centers nationwide, essentially doubling our previous Costco distribution for select Stryve Biltong and Vacadillos Carne Seca products. Additionally, over the last few months, we launched Stryve products into Costco's Bay Area region, and most recently, into Costco's large Texas region. We are also participating in Costco's multi-vendor-mailers (MVMs) nationwide campaign which we anticipate will launch in Q2 2022, representing an enormous opportunity to drive trial with target consumers in a condensed period.

At **Walmart**, we are looking forward to adding two new Vacadillos Carne Seca SKUs and a Stryve Biltong Stick pantry pack to our array of products offered at Walmart supercenters. We believe that this additional distribution will occur in April and should more than double our SKU placements from two to five.


0g TOTAL SUGAR
PROTEIN
VACADILLOS
CARNE SECA
CHILE LIME
MUCHO SABOR
CARNE SECA

Stryve also gained new distribution with **7-Eleven** that resulted in first time availability of three flavors of our popular Vacadillos Carne Seca snacks to nearly 8,000 convenience stores, representing 90% of 7-Eleven's U.S. store footprint. Moreover, this nationwide order includes standing floor displays that prominently showcases three Vacadillos flavors – Chile Lime, Habanero and Scorpion. In our experience, standing floor displays have typically correlated strongly with future permanent distribution in most retail locations, driving trial, sales velocity, brand awareness and consumer engagement.

In addition to Vacadillos, our biltong offerings are gaining additional distribution at the more than 2,600 **Speedway** convenience stores that were recently acquired by 7-Eleven.

All of these major retail opportunities validate our products and strategy and give us confidence that we can efficiently deliver Stryve to a massive amount of target consumers.

Stryve's portfolio of healthy, delicious, air-dried meat snacks are building sales momentum with consumers from coast to coast, with remarkable growth that is outpacing the category and the benchmark for the lucrative meat snacks category. While in the early innings across all retail distribution channels, Stryve has either begun or will begin distribution in 2022 across all top 10 grocers in the U.S. and seven of the top 10 convenience store chains in the U.S. We have just scratched the surface of creating this brand-new U.S. meat snack subcategory.

TOP 10 GROCERS IN U.S.

1	Walmart	7	H-E-B
2	Kroger	8	meijer
3	Costco Wholesale	9	Wakefern Food Corp
4	Albertsons	10	ALDI
5	Ahold Delhaize	10	Whole Foods Market
6	Publix		

According to foodindustry.com

TOP 10 CONVENIENCE STORE CHAINS IN THE U.S.

1	7-ELEVEN	6	Murphy USA
2	Circle K	7	GPM Investments, LLC
3	Speedway	8	bp
4	Casey's	9	ExtraMile
5	EG America	10	Wawa

According to CSP

To further boost 2022 sales, we have partnered with **Core-Mark**, one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, and joined their industry-leading SmartStock distribution building platform. SmartStock is a full-service marketing program that leverages advanced data analytics and real-time insights to offer key benefits of top category management, quality racks and weekly in-store merchandising services to grow sales and profitability.

We are very pleased that SmartStock's data driven analytics are proving to be an immediate boost to Stryve's revenue, as we begin rolling out in Core-Mark's 10,000 participating retail locations beginning in January 2022. Stryve Biltong and Vacadillos Carne Seca are seeing strong sales growth and market share results nationwide as we expand our retail distribution footprint. With distribution partners such as Core-Mark, Stryve is enhancing its distribution expansion efforts with strong retail growth rates accelerated further by the use of the SmartStock platform.

Today, Stryve products can either be found in or soon will be deployed in all 10 of the top grocers as well as DTC on its owned websites and Amazon, and available on other e-retailers, including Thrive Market. Our top-line revenue increased by nearly 77% to $30.1 million in 2021 as we benefitted from a full-year of contributions from our DTC e-commerce sales platform, increased sales to existing wholesale and private label accounts, and generated net new sales from additional distribution at a number of key retailers in the club, mass, grocery and convenience channels. Importantly, besides new and expanded distribution, we attribute the growth in the wholesale channel in part to higher sell-through velocities of products supported by increased foot traffic following an easing of pandemic related restrictions.


0g TOTAL SUGAR
16g PROTEIN
HICKORY
SEASONED
Stryve
BEEF



KEEPING PACE WITH DISTRIBUTION

To meet the demand from our strong growth across the nation's leading retailers, we are leveraging the $35 million raised in January through the private placement transaction of equity. This new capital has not only fortified our strong balance sheet, but has also allowed us to make the strategic investments necessary to scale the business and effectively meet the increasing demand for our products, both now and into the future.

- The **first** major step was to expand the drying capabilities at our primary factory, which significantly increases run-rate drying capacity in anticipation of the large distribution expansions mentioned with the world's leading natural and organic foods retailer, Costco, Walmart, among others. The first phase of this expansion was completed ahead of schedule and within budget. We also plan to introduce greater automation targeting labor efficiency into our manufacturing process, coupled with an improved quality system.

- **Second**, we are adding manufacturing capabilities to support new packaging formats, new product development and potential category expansion.

- **Third**, we plan to consolidate our fulfillment operations which will further enable us to expand capacity and capture efficiencies by locating our corporate offices, e-commerce fulfillment and wholesale fulfillment under one roof. We expect that this will improve logistics, result in freight savings and rationalized operating expenditures. Consolidation is expected to begin in the second quarter, and we hope to complete the transition by the end of the third quarter of this year.

- **Fourth**, we have and will continue to make significant working capital investments to support key distribution gains such as Costco and Walmart.

- **Fifth**, we are investing in marketing and sales initiatives to build awareness & trial, increase in-store velocities and support DTC sales.

NAVIGATING SUPPLY CHAIN, INFLATION HEADWINDS AND FIRST-TIME RETAIL ORDERS

Like most businesses today, during 2021 Stryve faced **pervasive industry challenges** affecting supply chain, labor and transportation. These factors negatively impacted our net sales performance in the second half of 2021.

We fell slightly short of our net sales range goal for the full year of $31 million to $34 million due to the aforementioned supply chain challenges which impeded our ability to maintain target in-stocks at various retailers and our DTC business. Additionally, these dynamics also limited our ability to fulfill orders in the quarter for key private label accounts. These were compounded by the timing of the requested delivery dates for certain retailers' lay-in purchase orders versus our forecasts in which the difference of a week could have an impact given the year-end nature of the lay-in orders.


Stryve
BEEF
BILTONG

In addition, throughout the second half of 2021, we experienced significant cost pressure related to both labor and commodity cost increases. While our gross margin showed resilience through the first three quarters of 2021, our annual gross margin decreased slightly to 34.1% from 34.7% as the fourth quarter experienced the most significant margin pressure. However, due to top-line sales growth, gross profit increased $4.5 million from $5.9 million to $10.3 million from full-year 2020 to 2021. Additionally, while we expect continued volatility in the beef commodity markets, we are seeing a welcome drop in the price of beef from the highs seen in Q3 2021 with some cuts of beef down more than 15% in Q1 2022. While we are encouraged by the recent price movement, we recognize that even with the pullback, many cuts of beef remain priced far in excess of their historical norms. Additionally, given our procurement and production timelines and working capital dynamics, the effects of input cost price changes on gross margins can lag the changes in input costs themselves.

Notably, the changes to our manufacturing process implemented in the first quarter last year enabled us to significantly lessen the impact of historic increases in beef prices we faced during the second half of 2021. In late 2021, Stryve also initiated several strategies to increase the average net price of our products sold, the benefits of which hope to see in 2022.

As we navigate the effects of the global supply chain challenges as well as volatility and inflationary trends across labor, transportation and commodities, we are focusing our efforts to significantly cut expenses as we seek to materially reduce our losses in hopes of moving the company towards profitability.

CONTINUED INNOVATION

Innovation is the lifeblood of our business. We base our strategies and product development on continual research into consumers' healthy lifestyle, nutritional needs and preferences. We are consistently evaluating new products, flavors and formats to introduce to the marketplace.

Our most recent introduction, **Stryve Biltong Slab**, provides us with an opportunity to further diversify our customer base and generate incremental retail revenues, as the half-pound, uncut biltong beef slabs are intended to be slotted in the charcuterie sections and not with the traditional jerky products. Customers can slice the 16g protein, 0 sugar, 0 carb slab thick or thin, as they see fit. Stryve Biltong Slab is already one of our most popular products purchased through e-commerce, representing about half of our sales through this channel. We are optimistic that slabs will continue



to drive significant incremental growth in 2022. Slabs are also a high margin product that should be accretive to our long-term margin profile, as they have lower production costs on a per ounce basis.

Stryve is thrilled to announce that we are adding meat snack sticks to the Vacadillos product line this year, which we believe should be very well received by our retail distribution partners in the marketplace. Meat snack sticks today comprise nearly half of the entire meat snack category in sales according to Allied Market Research. Further, snack sticks perform remarkably well in the Convenience channel, the same channel in which Vacadillos has had its greatest wins to date.


Stryve
Collagen Protein
20g Collagen
Includes Hyaluronic Acid, Vitamin C, and Biotin
dietary supplement
NET WT. 313.5g / 11oz

Under our **Stryve Nutrition** brand launched last summer, we are currently developing a suite of products ranging from energy powders to gummies, which we believe will further scale this vertical. Stryve Nutrition products are available on our website and should be also available on Amazon and in select retailers later this year. We expect the entire category to be a positive contributor to net sales throughout 2022 and look forward to sharing more on these innovations at the appropriate time.


VACADILLOS
CARNE SECA
VACADILLOS
CARNE SECA
VACADILLOS
CARNE SECA
VACADILLOS

In summary, we begin 2022 with a foundation that we believe will enable us to significantly expand our category creating market share, retail and DTC distribution, product innovation and manufacturing excellence.

Sincerely,

Joe Oblas

STRYVE PRELIMINARY FINANCIAL RESULTS

For the fourth quarter, net sales increased 71.3% to $6.8 million, compared to $4.0 million in the year ago period as we experienced sales growth across in our wholesale and e-commerce Channels.

- Net sales to wholesale customers rose 254.6% to $3.7 million from $1.0 million as we added significant new doors of distribution across our brands during the quarter itself on top of additional distribution that we secured earlier this year.

- E-commerce sales rose 15.9% to $2.3 million from $2.0 million. The majority of this growth was derived from our direct-to-consumer efforts on own websites. Direct e-commerce sales generated from our website provides us with a superior gross margin and enables us to have a direct relationship with the consumer as we can utilize email and texting to drive sales and trial new ideas. In addition, we have far better control over shipping inventory and the consumer experience, which in turn helps us build consumers loyal to our brands. That said, the performance of our e-commerce business in the fourth quarter of 2021 was impacted by fulfillment supply chain challenges that hindered our ability to maintain in-stock percentages of our products, particularly at Amazon, for most of the quarter. As a result, many DTC orders weren't fulfilled or were delayed.

- Like most DTC advertisers, both our investment in and results from DTC advertising were significantly impacted by the iOS 14 update that limited Facebook Ads functions, including tracking for app and web conversion activity. With most iPhone users opting-in to block tracking, the digital advertising


Stryve
BEEF

behind our DTC business became significantly more expensive and simultaneously less effective. As a result, we elected to significantly scale back digital advertising midway through the fourth quarter. While we acknowledged that decision would result in lower overall DTC sales in the fourth quarter of 2021, we believe that the resulting DTC business is significantly more profitable on a bottom line basis. We anticipate that these trends in digital advertising will continue for the foreseeable future, and as such, plan to proceed with what we believe is a more prudent approach to DTC spending in 2022.

- Finally, Private label sales fell 14.2% to $0.8 million from $1.0 million. Private label continues to be an important piece to our story. Not only does it provide incremental volumes, but it helps to deepen our relationships with our retailers. And, with limited need for marketing support, its cash conversion is attractive. That said, the performance of our private label business in the fourth quarter of 2021 was negatively impacted by packaging supply chain challenges that hindered our ability to deliver orders from our customers.


CARNE SECA

Cost of goods sold increased by $3.3 million to $6.1 million during the quarter, compared to $2.7 million in the year ago period. This was driven primarily by increased sales volume as well as increased labor and commodity costs.

Our primary commodity input is beef and beef prices have increased significantly due to what we believe to be direct and indirect supply chain factors related to the pandemic; and this isn't limited to beef. Many of our other inputs have been affected as well, although they have a lower impact on our overall business. We are also experiencing significant wage pressure driven by what we believe to be similar factors. Further, we are seeing a more expensive and less efficient transportation network.

Gross profit decreased 39.3% to $0.8 million in the fourth quarter from $1.2 million in the year ago period. As a percentage of net sales, Gross Profit margin fell to 11.0% compared to 31.2%. Since much of Stryve's manufacturing ecosystem is vertically integrated, we believe we have been able to navigate margin pressures significantly better than many brands that do not manufacture their own products. Some of the factors that led to our gross margin performance include the following:


KALAHARI BILTONG
Air Dried, Thinly Sliced Beef

- Importantly, earlier in the year we enhanced our manufacturing process which allows us to prepare raw meat exactly to our specifications. This enables us to purchase the same cuts and quality as we have always had, but without having to pay a premium to our suppliers to prepare the meat to our specification prior to delivery.

- Gross profit margin was impacted by trade discounts and promotional spending to support increased velocity and distribution. While we view this as a long-term investment in our business, this is an area we are looking to optimize moving forward to help drive a higher average net price per product sold.

- Wholesale revenue is growing with respect to our overall mix of net sales. And while e-commerce may have a higher margin profile, wholesale allows us to achieve scale and can better leverage our existing marketing spend by providing consumers with more frequent opportunities to purchase product.

As mentioned before, we are pressured on input costs, labor, and transportation all to varying degrees. Suffice it to say, our business has been affected by the same challenges as most other businesses in this regard, which challenges will likely persist in the near-term.

To mitigate the impact of these pressures, we are looking to increase our average net sales per unit sold through three different ways.

- First, higher pricing. To clarify, while we took price on our owned websites, we did not push through price increases to wholesale accounts in the fourth quarter and are in the process of doing so in Q1 2022. We hope to see the effects of these increases take hold throughout 2022;

- Second, influencing mix. We will seek to influence product mix in a favorable manner to drive sales of higher margin SKUs; and

- Third, optimizing promotions. We will seek to optimize our promotional plans in an effort to maximize the impact of each promotional dollar.

We believe that we have multiple distinct levers to pull that we hope will help us improve margins and, therefore, will not be relying exclusively on pricing to mitigate the cost pressures we are facing.

Selling expenses increased to $8.3 million which is up $5.5 million from $2.8 million last year. This was due primarily to increased digital media, advertising, and paid search. Included in these results are the increased marketing efforts and launches that we planned to push forth upon the closing of our business combination. As noted earlier with regards to the iOS changes and challenging environment facing digital advertisers, digital advertising costs have risen significantly and its effectiveness has considerably declined, which has led us to scale back digital advertising moving forward. This shift will affect our e-commerce sales in 2022, however, we expect to lower the e-commerce sales base to contribute meaningfully more to the bottom line as compared to the status quo with respect to our digital media spending.


15g PROTEIN
1g TOTAL SUGAR
VACADILLOS
CARNE SECA
CHIPOTLE HONEY

Operations expenses rose $0.7 million which was primarily due to the increase in freight-out expenses for our fulfillment operations due to the combination of the increase in sales volumes with a more expensive and less efficient transportation network.

Salaries and wages increased $1.1 million to $2.3 million from $1.2 million. We also increased our sales headcount to help drive growth, operational headcount to support a second shift of production, and added resources in support roles related to SEC reporting and public company compliance. Going forward, we expect to add some additional growth in headcount to support reporting and compliance needs due to our public company status but do not anticipate that our salaries and wages will scale proportionally with sales.

Net Loss increased to $12.0 million compared to $4.5million in the same quarter last year. The increase was primarily attributable increased selling and marketing expenses and increased operations expense.

EBITDA, a non-GAAP financial measure, was a $ 11.2 million loss which compared to a $3.3 million loss in the prior year period. The increase was primarily attributable

to significantly reduced gross margins due to macro supply chain challenges and commodity pricing, increased selling and marketing expenses, and increased operations expense. *A reconciliation between EBITDA and net loss (the nearest GAAP financial measure) is included in the accompanying financial data.*


16g PROTEIN
16g PROTEIN
0g TOTAL SUGAR
ZESTY GARLIC
Stryve
BEEF
BILTONG
AIR-DRIED BEEF SLICES

Let's now discuss cash and liquidity. Our cash balance as of December 31st was $2.2 million. In January 2022, Stryve successfully completed a private placement of Class A common stock and warrants generating approximately $35.0 million in proceeds before deducting placement agent fees and other offering expenses.

Leveraging this capital raise, Stryve has paid off its senior bank debt and invested heavily in working capital to support the upcoming retail distribution advances expected in the first half of 2022. Further, the Company has bolstered its primary manufacturing facility in Madill, Oklahoma and is planning to build and/ or procure other facilities during 2022. Stryve is also investing in product innovation, supply chain improvements, and expanding its marketing initiatives.

PRELIMINARY FINANCIAL OUTLOOK FOR 2022

Stryve's financial outlook for 2022 is a follows:

- Net sales in the range of approximately $43.0 million to $48.0 million, an increase of 42.9% to 59.6% compared to 2021. While we anticipate modest growth quarter-over-quarter from Q4 2021 to Q1 2022, we expect that our base revenues will grow considerably throughout 2022 as new distribution comes online over the course of the year. Further, we anticipate an outsized Q2 2022 given the expected amount of new distribution lay-in orders for major retailers paired with the Costco MVM lay-in orders all set to occur in Q2 2022. Typically, a retailer's initial lay-in orders are greater than the subsequent orders that follow to support the ongoing distribution. While the impact of the Costco MVM to gross revenue is expected to be substantial in Q2 2022, its relative impact to net sales is somewhat tempered due to the associated coupon on sales. Accordingly, we anticipate that our quarter-to-quarter revenues during 2022 will fluctuate depending

on the timing of the receipt and associated recognition of revenue of large new distribution lay-in orders.

- We anticipate continued gross margin pressure comparable to Q4 2021 in the first half of the year, with recovery beginning in the second half of 2022 based on price increases, among other factors.

In response to today's fundamentally changed macroeconomic, supply chain and digital advertising environment, we have refocused our energy from being almost exclusively focused on hyper-fast growth to instead accepting more sustained growth while being laser focused on operating more profitably across the board, in particular driving efficiencies in production and throughout selling, marketing and G&A expenses. And while the company continues to grow rapidly, enjoying record in-store velocity and increasingly widespread retail distribution, we are being more conservative in our management of expenses while continuing to invest in profit enhancing manufacturing, innovation and diversification.

The outlook above constitutes forward-looking information within the meaning of applicable securities laws and is based on several assumptions and subject to a number of risks. Actual results could vary materially as a result of numerous factors, including certain risk factors, many of which are beyond Stryve's control. Please see "Forward-looking Statements" below.

FORWARD LOOKING STATEMENTS

Certain statements made herein are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "may", "will", "would", "could", "intend", "aim", "believe", "anticipate", "continue", "target", "milestone", "expect", "estimate", "plan", "outlook", "objective", "guidance" and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including, but not limited to, statements regarding Stryve's plans, strategies, objectives, targets and expected financial performance. These forward-looking statements reflect Stryve's current views and analysis of


KALAHARI CRISPS
Dried Beef Chip
0g
SUGAR

information currently available. This information is, where applicable, based on estimates, assumptions and analysis that Stryve believes, as of the date hereof, provide a reasonable basis for the information and statements contained herein. These forward-looking statements involve various known and unknown risks, uncertainties and other factors, many of which are outside the control of Stryve and its officers, employees, agents and associates. These risks, uncertainties, assumptions and other important factors, which could cause actual results to differ materially from those described in these forward-looking statements, include: (i) the inability to achieve profitability due to commodity prices, inflation, supply chain interruption, transportation costs and/or labor shortages; (ii) the ability to recognize the anticipated benefits of the Business Combination or meet financial and strategic goals, which may be affected by, among other things, competition, supply chain interruptions, the ability to pursue a growth strategy and manage growth profitability, maintain relationships with customers, suppliers and retailers and retain its management and key employees; (iii) the risk that retailers will choose to limit or decrease the number of retail locations in which Stryve's products are carried or will choose not to carry or not to continue to carry Stryve's products; (iv) the possibility that Stryve may be adversely affected by other economic, business, and/or competitive factors; (v) the effect of the COVID-19 pandemic on Stryve; (vi) the possibility that Stryve may not achieve its financial outlook and (vii) other risks and uncertainties described in the Company's public filings with the SEC. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those projections and forward-looking statements are based.

Contacts:

ICR for Stryve

Investor Relations:
Raphael Gross, (203) 682-8253
raphael.gross@icrinc.com

Media Relations:
Eric Becker, (303) 638-3469
eric.becker@icrinc.com


Stryve
BEEF
Stryve
BEEF

STRYVE CONDENSED CONSOLIDATED BALANCE SHEET

		December 31, 2021 (unaudited)		December 31, 2020 (audited)
ASSETS				
CURRENT ASSETS				
Cash and cash equivalent	$	2,217,191	$	591,634
Accounts receivable, net		2,900,281		679,061
Inventory, net		7,215,981		3,373,033
Prepaid media spend		450,000		249,000
Prepaid expenses and other current assets		2,255,539		529,230
Total current assets		15,038,992		5,421,958
Property and equipment, net		6,825,895		6,845,132
Right-of-use asset, net		767,382		—
Goodwill		8,450,000		8,450,000
Intangible asset, net		4,604,359		4,962,834
Prepaid media spend, net of current portion		1,084,548		498,662
Other assets		4,192		58,545
TOTAL ASSETS		36,775,368	$	26,237,131
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)				
CURRENT LIABILITIES				
Accounts payable		3,097,516		3,839,384
Accrued expenses		1,634,978		1,710,384
Current portion of lease liability		168,482		—
Line of credit		3,500,000		3,500,000
Current portion of long-term debt		3,447,056		22,649,995
Total current liabilities		11,848,032		31,699,763
Long-term debt, net of current portion		119,542		3,874,235
Lease liability, net of current portion		598,900		—
Financing obligation - related party operating lease		7,500,000		—
Deferred tax liability, net		67,223		—
Deferred Stock Compensation Liability		71,197		—
Warrant liability		128,375		—
TOTAL LIABILITIES		20,333,269		35,573,998
COMMITMENTS AND CONTINGENCIES				
STOCKHOLDERS' EQUITY (DEFICIT)				
Preferred stock - $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding		—		—
Class A common stock - $0.0001 par value, 400,000,000 shares authorized, 8,633,755 shares issued and outstanding		863		—
Class V common stock - $0.0001 par value, 200,000,000 shares authorized, 11,502,355 and 10,152,020 shares issued and outstanding, respectively		1,150		1,015
Additional paid-in-capital		100,551,257		42,783,367
Accumulated deficit		(84,111,171)		(52,121,249)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)		16,442,099		(9,336,867)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)		36,775,368	$	26,237,131

STRYVE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31, 2021 (unaudited)	Three Months Ended December 31, 2020 (unaudited)[1]	Year Ended December 31, 2021 (unaudited)	Year Ended December 31, 2020 (audited)
SALES, net	$ 6,834,009	$ 3,988,853	$ 30,081,577	$ 17,002,052
COST OF GOODS SOLD (exclusive of depreciation shown separately below)	$ 6,079,442	$ 2,744,997	$ 19,814,287	$ 11,097,868
GROSS MARGIN	754,567	1,243,856	10,267,290	5,904,184
OPERATING EXPENSES				
Selling expenses	8,251,690	2,745,928	26,124,853	10,763,951
Operations expense	1,257,685	600,131	4,521,771	2,309,201
Salaries and wages	2,299,209	1,182,001	7,574,855	5,799,460
Non-cash compensation expense	—	—	1,700,869	—
Depreciation and amortization expense	427,886	327,832	1,621,733	1,290,128
Loss on disposal of fixed assets	32,844	465	11,015	13,512
Total operating expenses	12,269,314	4,856,357	41,555,096	20,176,252
OPERATING LOSS	(11,514,747)	(3,612,501)	(31,287,806)	(14,272,068)
OTHER (EXPENSE) INCOME				
Interest expense	(312,639)	(917,443)	(3,027,707)	(3,301,818)
PPP loan forgiveness	—	—	1,669,552	—
Change in fair value of Private Warrants	39,500	—	252,800	—
Gain on debt extinguishment	—	—	545,200	—
Other (expense) income	(138,814)	27,115	(111,689)	27,115
Total other (expense) income	(411,953)	(890,328)	(671,844)	(3,274,703)
NET LOSS BEFORE INCOME TAXES	(11,926,700)	(4,502,829)	(31,959,650)	(17,546,771)
Income taxes	30,272	—	30,272	—
NET LOSS	$ (11,956,972)	$ (4,502,829)	$ (31,989,922)	$ (17,546,771)
Loss per common share:				
Basic and diluted[2]	$ (0.58)	$ (0.52)	$ (2.16)	$ (2.14)
Weighted average shares outstanding:				
Basic and diluted	20,585,732	8,713,082	14,821,319	8,184,663

(1) - Unaudited results from the three months ended December 31, 2020 were derived from the Company's 2020 audited financial statements.

(2) - Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common stock outstanding would have been anti-dilutive.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

Stryve uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Stryve's management team uses EBITDA to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of EBITDA. Stryve believes this non-GAAP measure should be considered along with net income (loss), the most closely related GAAP financial measure. A reconciliation between EBITDA and net income is below:

	Three Months Ended December 31,		Year Ended December 31,	
	2021	**2020**	**2021**	**2020**
	(unaudited)	*(unaudited)*[1]	*(unaudited)*	*(audited)*
(In thousands)				
Net loss	$ (11,957)	$ (4,502)	$ (31,990)	$ (17,547)
Interest expense	313	917	3,028	3,302
Income tax expense (benefit)	30	—	30	—
Depreciation and amortization	428	328	1,622	1,290
EBITDA	**$ (11,186)**	**$ (3,257)**	**$ (27,310)**	**$ (12,955)**

(1) - Unaudited results from the three months ended December 31, 2020 were derived from the Company's 2020 audited financial statements.